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                                                                   EXHIBIT 10.42

March 20, 1999


Mr. John Racioppi
536 Monterey Drive
Aptos, CA  95003
Via Federal Express

Dear John:

We are pleased to offer you the full time, regular position of Sr. Vice-president of Worldwide Sales with MetaCreations Corporation (the Company) commencing on or about April 5, 1999. Our team is excited that you will be joining us. You will be located at our corporate headquarters in Santa Barbara, and will report directly to me.

You will be an exempt, salaried employee and your starting base compensation shall be $16,667 per month, earned semi-monthly and payable on the 15th and last day of each month. This compensation will be reviewed annually. You will be eligible for any benefit programs that are generally available to all employees.

You will also be eligible for $15,000 quarterly performance incentive, based on achievement of established quarter-to-date sales objectives. These will be determined and agreed upon at the time of your hire. The Company guarantees the payment of this quarterly bonus for the first two (2) quarters of your employment. Therefore, beginning in the fourth (4th) quarter, the payout schedule of the $15,000 quarterly incentive will be as follows:

-       At 95% achievement of plan, you will receive $3,000.
-       At 96% achievement of plan, you will receive $4,000.
-       At 97% achievement of plan, you will receive $5,000.
-       At 98% achievement of plan, you will receive $6,000.
-       At 99% achievement of plan, you will receive $7,000.
-       At 100% achievement of plan, you will receive $ 15,000.

You will also receive an automobile allowance of $600.00 per month, a $50,000 annual Executive Bonus based on the performance of the company, and a $20,000 signing bonus payable within fifteen (15) days of the commencement of your employment at MetaCreations.



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Additionally, MetaCreations will recommend to the Board of Directors that you be granted a stock option entitling you to purchase 200,000 shares of the common stock of the Company at the fair market value on the date of the grant. Options granted will vest at 25% of the total grant one year from the date of any grant and, thereafter, the balance shall vest at a rate of 1/36th of the balance per month. Said options shall be subject to the Company's then operative Stock
Option Plans.

The Company will also provide you with relocation assistance in the form of reimbursement for reasonable, documented physical relocation expenses incurred in your move from the Santa Cruz area to the Santa Barbara area, and an interim housing allowance for up to three (3) months while you are looking for a house.

MetaCreations will provide you with a secured loan of up to $250,000, within the first year of your employment only, to assist you with the purchase of a home in the Santa Barbara area. Although the precise terms of the loan and repayment obligations will be presented to you in a future written document, the loan will be due four (4) years from the date you commence employment at the Company. The loan will be secured by a second mortgage on the house and the net, after-tax proceeds from the exercise and sale of incentive stock options that you will receive from the Company.

In the event you are involuntarily terminated for reasons other than cause within the first 24 months of your employment, you shall receive base salary continuation, including medical benefits, for six (6) months following your termination, and relocation reimbursement for reasonable, documented physical costs incurred with your move back to the Bay Area. If you are involuntarily terminated as a result of a change of control of the Company and for reasons other than cause, you will to receive base salary continuation, including medical benefits, for six (6) months following your termination, and relocation reimbursement for reasonable, documented physical costs incurred with your move back to the Bay Area.

A change of control shall be defined as the acquisition by any person or entity of the beneficial ownership, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, the acquisition by any person or entity of substantially all of the Company's assets, or a merger or consolidation of the Company with any other corporation where the Company is not the surviving corporation.

In the event of a change of control of the Company during the first year of your employment that directly results in your employment being terminated for reasons other than cause, 50% of your unvested options will vest. In the event of a change of control of the Company during the second year of your employment that directly results in your employment being terminated for reasons other than cause, 100% of your unvested options will vest.



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Nothing in the grant of options or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time. As with all MetaCreations employees, either party may end the employment relationship at any time, with or without cause. Employment at MetaCreations is strictly at the will of each of the parties. This offer, and the Confidentiality Agreement, represent the entire agreement between you and MetaCreations regarding your employment with the Company, and supersede any previous oral or written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

In acceptance of this position, please sign and return a copy of this letter, together with a signed copy of MetaCreations' standard Employee Invention, Copyright and Secrecy Agreement.

We are delighted that you will be joining MetaCreations Corporation. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company.

Sincerely,                                  Accepted:


/s/Gary Lauer                               /s/John Racioppi
----------------------------------          ------------------------------------
Gary Lauer                                  John Racioppi
Chief Executive Officer




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